Exhibit 10.4

Confidential

SHARE PURCHASE AGREEMENT

by and among

Trident Digital Tech Holdings Ltd

Tongxin Innovation Limited

and

Each of the Selling Shareholders listed on Schedule A hereto

August 15, 2025

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 15, 2025 by and among the following parties:

A.	Tongxin Innovation Limited, a Hong Kong private company limited by shares with its registered office at Tsim Sha Tsui Long Wah Building, 3/F, 21-21A Lock Roads, Kowloon, Hong Kong (the “Company”);

B.	Trident Digital Tech Holdings Ltd, a Cayman Islands exempted company with limited liability with its registered office at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1- 1104, Cayman Islands (the “Purchaser”); and

C.	Each of the Persons listed on column A of Schedule A attached hereto (each such Person, a “Selling Shareholder” and collectively, the “Selling Shareholders”).

Each of Selling Shareholders, the Company and the Purchaser is hereinafter referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.	WHEREAS, as of the date of this Agreement, each Selling Shareholder holds such number of Ordinary Shares as set forth opposite such Selling Shareholder’s name in column B in Schedule A attached hereto; and

B.	WHEREAS, each Selling Shareholder desires to sell to the Purchaser, and the Purchaser desires to purchase from such Selling Shareholder such number of Ordinary Shares as set forth opposite its name in column C in Schedule A attached hereto (such Ordinary Shares to be sold, the “Selling Shares”) with the aggregate amount of the Selling Shares representing 30% of the total issued share capital of the Company as of the date hereof, pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties agree as follows:

1.	DEFINITIONS.

1.1	Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any action, suit, litigation, proceeding, claim, arbitration, investigation or administrative proceeding.

“ADSs” shall have the meaning ascribed to it in Section 6.2 hereof.

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Approvals” shall have the meaning ascribed to it in Section 4.3 hereof.

“Balance Sheet Date” shall have the meaning ascribed to it in Section 3.9(a) hereof.

“Business Day” shall mean a day (other than Saturdays, Sundays or statutory holidays) on which banks generally are open to the public for business in Singapore, Hong Kong and the United States of America.

“Closing” shall have the meaning ascribed to it in Section 2.2 hereof.

“Company” shall have the meaning ascribed to it in the Preamble.

“Control” shall mean, with respect to any Person, having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract (including any contractual arrangements) or otherwise, and such ability shall also be deemed to exist when any other Person holds a majority of the outstanding voting securities, or the economic rights and benefits, of such Person; and “Controlled” and “under common Control with” shall be construed accordingly.

“Financial Statements” shall have the meaning ascribed to it in Section 3.9(a) hereof.

“Founder” shall mean Mr. Soon Huat Lim, a Singapore citizen (NRIC number: S1795573Z) residing at 234 Bukit Panjang Ring Road, #09-09, Singapore 670234.

“Group Companies” shall mean the Company and any other Person (except individuals) Controlled by the Company (each a “Group Company” and collectively, the “Group”).

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnifiable Loss” shall mean, with respect to any Person, any damage, expense, liability, loss or penalty, together with all reasonable and documented legal fees and expenses incurred in the prosecution and defense of claims therefor and amounts paid in settlement thereof, that are actually imposed on or otherwise actually incurred or suffered by such Person.

“Indemnifying Party” shall have the meaning ascribed to it in Section 7.1 hereof.

“International Trade Laws” means all laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, know-how, services, goods, and technology, or economic sanctions or anti-boycotts.

“Lien” shall mean any interest of any person (including any right to acquire, option or right of preemption or conversion), lien, pledge, charge, claim, mortgage, security interest, assignment, hypothecation, title retention, restrictions imposed by trust arrangement, restriction or other encumbrance, security agreement or arrangement of any sort, or any agreement to create any of the above.

“Memorandum and Articles” shall mean the memorandum and articles of association of the Company, as amended.

“Ordinary Shares” shall mean ordinary shares in the share capital of the Company, making up the entire allotted and issued share capital of the Company.

“Parties” or “Party” shall have the meaning ascribed to them in the Preamble.

“Permits” shall have the meaning ascribed to it in Section 3.7.

“Permitted Lien” means (i) Liens for taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money.

“Person” or “person” shall mean any corporation, company, partnership, firm, limited liability company, other business organization, entity, government, state or agency of state or any joint venture, association, works council or employee representative body (whether or not having separate legal personality) and any individual.

“Purchaser” shall have the meaning ascribed to it in the Preamble.

“Purchaser Class A Ordinary Shares” shall mean the Class A ordinary shares in the share capital of the Purchaser, with a par value of US$0.00001 each.

“Purchaser Class B Ordinary Shares” shall mean the Class B ordinary shares in the share capital of the Purchaser, with a par value of US$0.00001 each.

“Purchaser Indemnified Party” shall have the meaning ascribed to it in Section 7.1 hereof.

“Purchaser Shares” shall have the meaning ascribed to it in Section 2.1 hereof.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country wide or territory wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, Lebanon, North Korea, Syria, the so called Donetsk People’s Republic (as defined and construed in the applicable Sanctions Laws), the so called Luhansk People’s Republic (as defined and construed in the applicable Sanctions Laws) and Russia).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions related list of designated Persons maintained by: (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; (e) any other applicable sanctions authority; (ii) any Person located, organized, or resident in, organized in, or a governmental authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic and/or financial sanctions laws, list based measures, embargoes or restrictions administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom, (v) the People’s Republic of China or (vi) any other applicable sanctions authority.

“SEC” shall have the meaning ascribed to it in the Section 4.8.

“Securities Act” shall mean the 1933 Securities Act of the United States of America, as amended, and the rules and regulations thereunder.

“Selling Shares” shall have the meaning ascribed to it in the Recitals.

“Selling Shareholders” or “Selling Shareholder” shall have the meaning ascribed to it in the Preamble.

“Singapore” shall mean the Republic of Singapore.

“Terms” shall have the meaning ascribed to it in Section 9.1 hereof.

“Transaction Agreements” shall mean this Agreement.

“US$” shall mean the lawful currency of the United States of America from time to time.

1.2	Unless the context otherwise requires:

(a)	references to a company include references to any body corporate or entity with legal person status or any unincorporated body of Persons without legal person status;

(b)	references to law or laws include references to regulations and regulatory requirements, modified or re-enacted from time to time;

(c)	words in the singular include the plural, and vice versa;

(d)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of any words preceding them; and

(e)	words importing any gender include all genders.

2.	AGREEMENT TO SELL AND PURCHASE SELLING SHARES AT THE CLOSING.

2.1	Agreement to Sell and Purchase the Selling Shares. Subject to the terms and conditions hereof, at the Closing, each Selling Shareholder shall sell to the Purchaser, and the Purchaser shall purchase, such number of Selling Shares as set forth opposite such Selling Shareholder’s name in column C of Schedule A attached hereto in exchange for such number of newly issued Purchaser Class B Ordinary Shares as set forth opposite such Selling Shareholder’s name in column D of Schedule A attached hereto (such aggregate Purchaser Class B Ordinary Shares with an equivalent value of US$3,079,700, the “Purchaser Shares”).

2.2	Closing. The sale and purchase of the Selling Shares and the issuance and subscription of the Purchaser Shares with respect to all Selling Shareholders (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, on the date as the Company and the Purchaser may mutually agree upon in writing, provided that all conditions set forth in Section 8 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

2.3	Delivery by the Selling Shareholders at the Closing. At the Closing, each Selling Shareholder shall deliver or cause to be delivered:

(a)	the instrument of transfer, substantially in the form attached hereto as Exhibit A, with respect to the transfer of the corresponding Selling Shares in the amount as set forth opposite such Selling Shareholder’s name in column C of Schedule A attached hereto by such Selling Shareholder to the Purchaser, as duly executed by such Selling Shareholder;

(b)	the bought and sold note, substantially in the form attached hereto as Exhibit B, with respect to the transfer of the corresponding Selling Shares in the amount as set forth opposite such Selling Shareholder’s name in column C of Schedule A attached hereto by such Selling Shareholder to the Purchaser, as duly executed by such Selling Shareholder; and

(c)	an original copy of the share certificates in the name of the such Selling Shareholder, representing the Selling Shares to be sold by such Selling Shareholder at the Closing.

2.4	Delivery by the Company at the Closing. At the Closing, the Company shall deliver or cause to be delivered:

(a)	a true copy of the register of members of the Company as of the date of the Closing reflecting the Purchaser’s ownership of the aggregate Selling Shares pursuant to the terms of this Agreement;

(b)	a scanned copy of duly executed share certificate in the name of the Purchaser, representing the Selling Shares purchased by the Purchaser at the Closing (for the avoidance of doubt, the Company shall deliver the original share certificate to the Purchaser as soon as practicable after the Closing);

(c)	copies of the duly adopted board resolutions of the Company approving the transactions contemplated hereby and any other relevant documents required or necessary for the consummation of the transactions contemplated hereby in accordance with the Memorandum and Articles; and

(d)	any additional documents required by the Purchaser to enable it to be registered as the holder of the Selling Shares

2.5	Delivery by the Purchaser at the Closing. At the Closing, the Purchaser shall deliver:

(a)	a certified true copy of the register of members of the Purchaser as of the date of the Closing reflecting each Selling Shareholder’s ownership of the corresponding Purchaser Shares in the amount as set forth opposite such Selling Shareholder’s name in column D of Schedule A attached hereto.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Unless specifically indicated otherwise, the Company hereby represents and warrants to the Purchaser that the statements in this Section 3, are all true and correct as of the date hereof and the date of Closing.

3.1	Organization, Good Standing and Qualification; Subsidiaries.

(a)	Each Group Company is duly organized, validly existing and in good standing under, and by virtue of, the relevant laws in the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and assets and carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which it conducts and proposes to conduct business.

(b)	A complete list of each subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, has been previously made available to the Purchaser by or on behalf of the Company. True, correct and complete copies of the constitutional documents of each of the Company’s subsidiaries have been previously made available to the Purchaser by or on behalf of the Company, such constitutional documents are in full force and effect and none of the Company’s subsidiaries is in breach or violation of any of the provisions contained in its constitutional documents in any material respect.

3.2	Due Authorisation. All corporate action on the part of the Company necessary for the authorisation, execution and delivery of each Transaction Agreement to which the Company is a party and the performance of its obligations under each Transaction Agreement to which the Company is a party, has been taken. The Company has all requisite capacity, power and authority to execute and deliver the Transaction Agreements. The Transaction Agreements will, when executed, constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.3	Capitalization.

(a)	The entire allotted and issued shares in the capital of the Company as of the date hereof are 10,000 Ordinary Shares. All outstanding Ordinary Shares of the Company are duly and validly issued, fully paid and non-assessable, and such Ordinary Shares have been issued in compliance with the requirements of the applicable laws and regulations, and the Memorandum and Articles. The Selling Shares and their issuance and sale have been duly authorized and validly issued in accordance with applicable law, fully paid and non-assessable, and their sale and purchase is not subject to any Liens or to any pre-emptive or similar rights that have not been validly waived.

(b)	Other than as set forth in the Transaction Agreements, there are no securities, options, warrants, conversion privileges or other rights or agreements outstanding or under which any of the Group Companies is or may become obligated to issue any securities of any class or series and no person has the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any securities (including share or loan capital) in the Company or any of the Group Companies. No shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any pre-emptive rights, rights of first refusal, redemption rights, co-sale or tag-along rights, drag-along rights, put or call rights, rights to liquidation preferences or special dividends or any other rights (whether in favour of the Company or any other Person). The equity securities of each of the Group Companies are not subject to any voting trust agreement or other contract restricting or otherwise relating to the voting, dividend rights or disposition of such equity securities.

3.4	Absence of Insolvency. None of the Group Companies is unable to pay its debts as and when such debts fall due, is subject to any insolvency proceedings or has had (or has had a notice given or filed of an intention to have) a receiver, liquidator or administrator appointed over its assets. No order has been made, petition presented or resolution passed for the winding up of any Group Company.

3.5	Title to Properties and Assets. Each of the Group Company has good and marketable title to all of its material tangible properties and material assets, real, personal and mixed, used or held for use in its business, and in each case such property and assets are not subject to any Lien other than Permitted Liens.

3.6	Litigation. There is no Action in progress, pending or, to the Company’s knowledge, currently threatened against (a) any Group Company or (b) against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any Group Company, as a claimant, defendant in or otherwise a party to, such Action.

3.7	Permits. All approvals, permits, licenses, authorizations, certifications, registrations, filings and any similar authority (collectively, the “Permits”) (i) which are required to be obtained or made by any Group Company under applicable laws in connection with the due and proper incorporation of each Group Company, and (ii) which are necessary to carry out the business of each Group Company in each relevant jurisdiction and maintain the ownership of its properties and assets, have been obtained or completed in accordance with the applicable laws, and are in full force and effect. None of the Group Companies (a) to the knowledge of the Company, is in violation of any of such Permits in any material respects, (b) has received any written notice from any governmental authority regarding any actual or possible violation of any Permits or notifying the revocation of any Permits issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it in the twenty four months before the date of this Agreement.

3.8	Compliance with Laws and Other Instruments.

(a)	Each Group Company has at all times conducted its business and corporate affairs in accordance with all applicable laws and regulations in all material respects, including (i) laws related to the prevention of money laundering and economic sanctions, laws related to labor and employment, taxes, real property and other tangible property, (ii) laws related to cross-border investment and foreign exchange and laws related to cybersecurity, data privacy and intellectual property, (iii) laws relating to the Company for being a Hong Kong private company limited by shares, including but not limited to the Hong Kong Companies Ordinance and any regulations promulgated thereunder, and (iv) International Trade Laws and Sanctions Laws.

(b)	The Group Companies maintain a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable law in all material respects. As of the date hereof and during the three years preceding the date of this Agreement, neither the Group Companies nor, to the knowledge of the Company, any of their respective executive officers or directors (where the director is a corporate person, its corporate director representative) acting in such capacity, has received any written notice of, or been charged with, the violation of any laws. Neither the Group Companies nor any of their respective directors (where the director is a corporate person, its corporate director representative) or executive officers, or, to the knowledge of the Company, employees or any of the Group Companies’ agents, representatives or other Persons acting on behalf of the Group Companies, (i) is, or has during the past three years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country. To the knowledge of the Company, no governmental authority has placed any restriction on the business or properties of any Group Company.

(c)	The execution and delivery by the Company, and the performance by the Company of its obligations under, the Transaction Agreements will not contravene in any material respect (a) any provision of applicable law (and all necessary licenses, consents, authorizations and approvals have been obtained), (b) any constitutional documents of the Company, (c) any agreement or other instrument binding upon the Company, or (d) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company.

3.9	Financial Statements.

(a)	The Group Companies have delivered to the Purchaser a true, correct and complete copy of (i) the audited, combined financial statements (including balance sheet, profit and loss statement and cash flow statement) of the Group Companies as of December 31, 2023, December 31, 2024 and (ii) unaudited, combined financial statements (including balance sheet, profit and loss statement and cash flow statement) of the Group Companies as of June 30, 2025 (June 30, 2025 being the “Balance Sheet Date”) (collectively, the “Financial Statement”). Such Financial Statements (a) have been prepared in accordance with the books and records of the Group Companies, (b) fairly present in all material respects the financial condition and position of the Group Companies as of the dates indicated therein and the results of operations and cash flows of the Group Companies for the periods indicated therein, and (c) were prepared in accordance with HK GAAP applied on a consistent basis throughout the periods involved. In particular, the Financial Statements reflect all debts, liabilities, and obligations of any nature whether due or to become due (including absolute liabilities, accrued liabilities, and contingent liabilities) of the Group Companies as of the respective dates thereof, and contain all necessary reserves, provisions and accruals in accordance with HK GAAP.

(b)	Except as set forth in the Financial Statements, none of the Group Companies has any liability for any indebtedness for borrowed money or debt of any nature (whether due, fixed, contingent or otherwise).

(c)	All of the accounts receivable owed to the Group Companies, constitute valid and enforceable claims and are good and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with HK GAAP), and no further goods or services are required to be provided in order to complete the sales and to entitle the Group Companies to collect in full.

(d)	No part of the amounts included in the Financial Statements or subsequently recorded in the books of the Group Companies, as owing by any debtor, has been released on terms that any debtor pays less than the full book value of its debt, or has been written off, or has been proven to any extent to be irrecoverable, or is now regarded by the Group Companies (as the case may be) as irrecoverable in whole or in part.

(e)	Adequate provisions have been made in the Financial Statements for all dividends (if any) or other distributions (if any) of each Group Company to shareholders declared and remaining unpaid as at the date hereof. All dividends or distributions declared, made or paid by any Group Company have been declared, made or paid in accordance with their respective constitutional documents and the applicable laws.

(f)	Other than as contemplated by the Transaction Agreements, since the Balance Sheet Date, each Group Company (i) has operated its business in the ordinary course consistent with its past practice,(ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, (iv) has not engaged in any new line of business or entered into any material agreement, transaction or activity or made any commitment except those in the ordinary course of business, consistent with past practice, and (v) has not suffered any loss, damage, destruction or other casualty affecting the business that would be material to the business. Since the Balance Sheet Date, there has not been any event, occurrence or development that has had, or would be reasonably expected to have, a material adverse effect.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS.

Each Selling Shareholder hereby jointly and severally (for the avoidance of doubt, other than the warranties set forth in Section 4.4, which shall be made “severally but not jointly”) represents and warrants to the Company as follows as of the date hereof and the date of Closing:

4.1	Organization, Good Standing and Qualification. Such Selling Shareholder is duly organized, validly existing and duly registered under, and by virtue of, the relevant laws in the jurisdiction of its incorporation, and has all requisite power and authority to carry on its business as now conducted.

4.2	Authorisation. All corporate action on the part of such Selling Shareholder, its directors and shareholders necessary for the authorisation, execution and delivery of each Transaction Agreement, and the performance of its obligations under each Transaction Agreement, has been taken or will be taken prior to the Closing. The Transaction Agreements will, when executed, constitute valid and legally binding obligations of such Selling Shareholder, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.3	No Conflicts. Neither the execution, delivery or performance of and compliance with each Transaction Agreement to which such Selling Shareholder is a party, nor the consummation of the transactions contemplated hereby or thereby by such Selling Shareholder, will (a) result in any violation or breach of such Selling Shareholder’s constitutional documents, (b) result in any violation, breach or default under any material contract to which such Selling Shareholder is a party, (c) violate any applicable laws in any material respect on the part of such Selling Shareholder, or (d) require any consents, waivers, permits, approvals, orders, licenses, authorizations, registrations, qualifications, designations, declarations or filings (collectively, “Approvals”) by or with any governmental authority or any third party (other than Approvals which have been obtained or granted or will be obtained or granted on or prior to the Closing that are necessary for the consummation of the transactions hereunder) on the part of such Selling Shareholder.

4.4	Selling Shares. As of the date of this Agreement and immediately prior to the Closing, such Selling Shareholder will be the sole and beneficial owner of such Selling Shareholder’s corresponding Selling Shares as set forth in Schedule A, and has valid and marketable title to such Selling Shares, free and clear of any Liens other than those under applicable laws. Such Selling Shareholder’s corresponding Selling Shares as set forth in Schedule A are duly and validly issued, fully paid and non-assessable.

4.5	Litigation. There is no Action in progress, pending or, to the knowledge of such Selling Shareholder, threatened, against such Selling Shareholder that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6	Investigation, Economic Risk. Such Selling Shareholder is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its subscription for the Purchaser Shares.

4.7	Subscription for Own Account. Such Selling Shareholder is, or will be, subscribing for the Purchaser Shares for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. By executing this Agreement, such Selling Shareholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or any third person, with respect to any such securities.

4.8	Restricted Securities. Such Selling Shareholder understands that the Purchaser Shares have not been registered under the Securities Act. Such Selling Shareholder understands that the Purchaser Shares will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Selling Shareholder’s representations as expressed herein. Such Selling Shareholder understands that the Purchaser Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Selling Shareholder must hold the Purchaser Shares indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Selling Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchaser Shares, and on requirements relating to the Purchaser which are outside of such Selling Shareholder’s control, and which the Purchaser is under no obligation and may not be able to satisfy. Such Selling Shareholder understands that this offering is not intended to be part of the public offering, and that such Selling Shareholder will not be able to rely on the protection of Section 11 of the Securities Act.

4.9	Legends. Such Selling Shareholder understands that the Purchaser Shares may bear the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

4.10	Accredited Investor. Such Selling Shareholder is an accredited investor as defined in the SEC Rule 501(a) of Regulation D, under the Securities Act.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

Unless specifically indicated otherwise, the Purchaser hereby represents and warrants to the Company and the Selling Shareholders that the statements in this Section 5, are all true and correct as of the date hereof. For the purposes of this Section 5, any reference to the Company’s “knowledge” with respect to any matter shall be deemed to mean the actual awareness of such matter (having made due and careful enquiry) of the Founder. Unless specifically indicated otherwise, the warranties set out in Sections 5.1 to 5.4 (inclusive) shall be deemed to be repeated as true and correct immediately before Closing by reference to the facts and circumstances then existing as if references in such warranties to the date of this Agreement were references to the date of Closing.

5.1	Organization, Good Standing and Qualification. The Purchaser is duly organized, validly existing and in good standing under, and by virtue of, the relevant laws in the jurisdiction of its incorporation, and has all requisite power and authority to carry on its business as now conducted.

5.2	Due Authorisation. All corporate action on the part of the Purchaser necessary for the authorisation, execution and delivery of each Transaction Agreement to which the Purchaser is a party and the performance of its obligations under each Transaction Agreement to which the Purchaser is a party, has been taken. The Transaction Agreements will, when executed, constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

5.3	Litigation. There is no Action in progress, pending or, to the knowledge of the Purchaser, threatened, against the Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.4	No Conflicts. The execution and delivery by the Purchaser, and the performance by the Purchaser of its obligations under, the Transaction Agreements will not contravene in any material respect (a) any provision of applicable law (and all necessary licenses, consents, authorizations and approvals have been obtained), (b) any constitutional documents of the Company, (c) any material agreement binding upon the Company, or (d) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Purchaser.

6.	ADDITIONAL AGREEMENTS.

6.1	Further Assurances. Each of the Selling Shareholders, the Company and the Purchaser shall, and shall use reasonable efforts to urge that any necessary third party shall, from time to time execute such documents and perform such acts and things as the Parties may reasonably require to consummate the transactions contemplated under this Agreement and to give each of them the full benefit of this Agreement.

6.2	ADSs. Following the date of the Closing, the Purchaser shall use commercially reasonable efforts to instruct Citibank, N.A. to deposit the Purchaser Shares for 13,000,000 American depositary shares (the “ADSs”) of the Purchaser.

6.3	Registration. Following the date of the Closing, the Purchaser shall use commercially reasonable efforts to file with the SEC a registration statement on Form F-1 for the resale of the ADSs held by the Selling Shareholders.

6.4	Stamp Duty. All stamp duty payable in Hong Kong in connection with the transaction contemplated by this Agreement are to be borne 50% by the Purchaser and 50% by the Selling Shareholders jointly. The Selling Shareholders undertake with the Purchaser to pay to the Purchaser the stamp duty assessable on the instrument of transfer and the bought and sold notes.

7.	INDEMNIFICATION

7.1	Indemnification by the Company and the Selling Shareholders. The Company and each Selling Shareholder (the “Indemnifying Party”) hereby agrees to, from and after the Closing and subject to the limitations set forth in this Section 7, jointly and severally indemnify, and hold harmless the Purchaser and its successors and permitted assigns and any of its Affiliates, and their respective officers, directors, and employees (each, a “Purchaser Indemnified Party”) from and against any and all Indemnifiable Losses suffered by such Purchaser Indemnified Party as a result of, or arising from, any breach of or inaccuracy in any representations and warranty made by the Company or such Selling Shareholder in this Agreement or any breach of any covenant, agreement or obligation of the Company or such Selling Shareholder contained in this Agreement.

7.2	Survival of Warranties. (i) Each of the representations and warranties of (x) the Company set forth in Section 3 and (y) each Selling Shareholder set forth in Section 4 shall survive the Closing until the third anniversary of the date of the Closing; and (ii) the covenants and agreements of the Parties contained in this Agreement shall survive the Closing until fully performed or discharged.

7.3	Right to Cure. An Indemnifying Party shall not be liable for any claim made by its corresponding Purchaser Indemnified Party pursuant to this Section 7 to the extent any breach or circumstances underlying such claim has been remedied or otherwise cured by such Indemnifying Party after such claim is made (to the extent that, as a result of such cure, such Purchaser Indemnified Party has not actually suffered Indemnifiable Losses in connection with or attributable to the matters giving rise to such claim).

8.	CONDITIONS PRECEDENT. The Closing of the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions precedent:

8.1	The transactions contemplated by this Agreement shall have obtained and/or completed approvals or filings, as required, from any governmental and/or regulatory agencies in accordance with relevant laws and regulations;

8.2	The transactions contemplated by this Agreement shall have obtained the effective corporate approvals the Company;

8.3	The transactions contemplated by this Agreement shall have obtained the effective corporate approvals the Purchaser; and

8.4	The Purchaser shall have completed its due diligence of the Company and the results thereof shall be satisfactory to the Purchaser in its sole and absolute discretion.

9.	CONFIDENTIALITY AND NON-DISCLOSURE.

9.1	Disclosure of Terms. Each Party acknowledges that the terms and conditions of this Agreement, and all exhibits, schedules, restatements and amendments hereto, including their existence and any negotiations in connection with them (collectively, the “Terms”), shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.

9.2	Permitted Disclosures. The confidentiality obligations set out in this Section 9 do not apply to:

(a)	information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 9, or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(b)	information the disclosure of which is necessary in order to comply with any applicable law, the order of any competent court or authority, the requirements of a stock exchange, parliamentary body, governmental agency or to obtain tax or other clearances or consents from any relevant authority or in connection with responding to any request from any tax authority; or

(c)	any information disclosed by any Party to their respective Affiliates, and its and their employees, bankers, financial advisers, consultants, auditors, insurers and legal or other advisers for the purpose of this Agreement and the transactions contemplated hereunder.

9.3	Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms pursuant to Section 9.2(b) above, such Party shall, if and to the extent that it can lawfully do so, provide the other Parties with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any non-disclosing Party.

9.4	Announcements.

(a)	No Party shall make or authorise the making of any announcement concerning the existence or subject matter of this Agreement unless the other Parties shall have given their prior consent to such announcement (such consent not to be unreasonably withheld or delayed).

(b)	Section 9.4(a) shall not apply to:

(i)	any information which is required to be announced pursuant to any applicable laws or any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council); or

(ii)	any information which is required to be announced pursuant to any legal process issued by any court or tribunal of competent jurisdiction.

Where any announcement is made in reliance on the foregoing exception, the Party making the announcement shall, to the extent that it can lawfully do so, consult with the relevant other Party in advance as to the form, content and timing of such announcement.

10.	MISCELLANEOUS.

10.1	Governing Law.

(a)	This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without reference to its conflict of laws principles.

(b)	The Parties agree to submit to the non-exclusive jurisdiction of the courts of Singapore.

10.2	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties. No Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare or dispose of any right or interest in it without the prior written consent of the other Parties.

10.3	Entire Agreement. This Agreement and the schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof and supersede any prior agreement (whether oral or written) relating to the transactions contemplated in this Agreement.

10.4	Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (a) when hand delivered to a Party; (b) when sent by email at the time the email is sent or (c) three (3) Business Days after deposit with an internationally reputable delivery service provider, postage prepaid, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

To the Company:	Tongxin Innovation Limited
Maxgrand Plaza, 19H
No.3 Tai Yau Street
San Po Kong, Kowloon
Hong Kong
Attention: Bu Fan
Email address: bfcq1028@gmail.com

To the Purchaser:	Trident Digital Tech Holdings Ltd
Suntec Tower 3, 8 Temasek Boulevard Road, #24-03
Singapore, 038988
Attention: Mr. Soon Huat Lim
Email address: William.lim@tridentity.me

To the Selling Shareholders:	Bu Fan
205 Building 12, Vanke Duihuisiji Garden
Baoan district, Shenzhen City
Guangdong Province, China
Email address: bfcq1028@gmail.com

Zhang Jing
Block A, 27/F
Block 2, Bauhinia Garden, Tseung Kwan O
Kowloon, Hong Kong
Email address: zhangjingtko@gmail.com

LIM YUN JIIN YVONNE
11 Woodlands Avenue 6 #01-03
Singapore 738992
Email address: Yj.lim@joonthiam.com.sg

TEE SHEAU NEE
Flat A 6/F Tower 2, 1&3 Ede Road, 3 Ede Road
Kowloon Tong
Kowloon, Hong Kong
Email address: nicotee@shingwai.com

A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.4 by giving the other Parties written notice of the new address or number (as relevant) in the manner set forth above.

10.5	Amendments and Waivers. This Agreement may be amended only with the prior written consent of the Parties.

10.6	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative.

10.7	Costs. Each Party shall bear its own legal and other costs and expenses of and incidental to the negotiation, preparation, execution and performance by it of this Agreement and all ancillary documents.

10.8	Titles and Subtitles. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.9	Counterparts; Reproductions; Electronic Signatures. This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. A facsimile, portable document file (PDF) or other reproduction of this Agreement may be executed by one or more Parties and delivered by such Party by facsimile, electronic mail or any similar electronic transmission pursuant to which the signature of or on behalf of such Party can be seen. Delivery of a counterpart of this Agreement by e-mail attachment or facsimile shall be an effective mode of delivery. The Parties agree that this Agreement may be executed by way of electronic signatures and the Parties agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record. The Parties further agree that they shall not dispute the validity, accuracy, legal effectiveness or authenticity or enforceability of this Agreement merely on the basis that this Agreement is executed by way of electronic signatures, and that such electronic record shall be final and conclusive of the Parties’ agreement of any relevant matter as set out herein.

10.10	Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement, the relevant provision shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

10.11	Third-party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 (2020 Rev Ed), to enforce any term of, or enjoy any benefit under, this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

TRIDENT DIGITAL TECH HOLIDNGS LTD

By:	/s/ Soon Huat, Lim
Name:	Soon Huat, Lim
Title:	Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

TONGXIN INNOVATION LIMITED

By:	/s/ Tongxin Innovation Limited
Name:
Title:

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

BU FAN

/s/ Bu Fan

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

ZHANG JING

/s/ Zhang Jing

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

TEE SHEAU NEE

/s/ Tee Sheau Nee

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

LIM YUN JIIN YVONNE

/s/ Lim Yun Jiin Yvonne

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

Schedule A

A	B	C	D
Selling Shareholders	Number of Ordinary Shares held	Number of corresponding Selling Shares	Number of corresponding Purchaser Shares
BU FAN	4,200	450	16,000,000
ZHANG JING	3,700	450	16,000,000
LIM YUN JIIN YVONNE	1,000	1,000	34,400,000
TEE SHEAU NEE	1,100	1,100	37,600,000

Exhibit A

INSTRUMENT OF TRANSFER

Tongxin Innovation Limited (the “Company”)

I, __________________(hereinafter called the “Transferor”) in consideration of __________________paid to me by Trident Digital Tech Holdings Ltd., a Hong Kong private company limited by share (hereinafter called the “Transferee”) do hereby transfer to the Transferee the ordinary shares in the capital of the Company numbered___________________(the “Shares”) standing in my name in the register of members of the Company to hold unto the Transferee, its executors, administrators or assigns, subject to the several conditions upon which I hold the same at the time of execution hereof. The Transferee agrees to take the Shares subject to the same conditions.

Witness our hands the _____________ day of _______________ 2025.

Witness to the signature(s) of	)
___________________________________________	)
___________________________________________	)
Name ______________________________________	)
Address ____________________________________	)	(name)
___________________________________________	)	Transferor
___________________________________________	)

Witness to the signature(s) of	)
___________________________________________	)
___________________________________________	)
Name ______________________________________	)
Address ____________________________________	)	(name)
___________________________________________	)	Transferee
___________________________________________	)

Exhibit B

SOLD NOTE

Name of Purchaser (Transferee)	:	Trident Digital Tech Holdings Ltd.

Address	:	Suntec Tower 3, 8 Temasek Boulevard Road, #24-03 Singapore, 038988

Occupation	:	N/A

Name of Company in which the shares to be transferred	:	Tongxin Innovation Limited

Number of Shares	:	______________shares

Consideration Received	:	___________________________________

(Transferor)

Dated ___________ 2025

BOUGHT NOTE

Name of Seller (Transferor)	:	_________________________________

Address	:	_________________________________

Occupation	:	_________________________________

Name of Company in which the shares to be transferred	:	Tongxin Innovation Limited

Number of Shares	:	______________shares

Consideration Paid	:	_________________________________

(Transferee)

Dated __________2025